Exhibit 99.1

Contact:	FOR RELEASE:
Richard E. Moran Jr.	August 4, 2004
Executive Vice President
and Chief Financial Officer
(310) 481-8483
or
Tyler H. Rose
Senior Vice President
and Treasurer
(310) 481-8484

KILROY REALTY CLOSES $144 MILLION

UNSECURED DEBT PRIVATE PLACEMENT

LOS ANGELES, CA, August 4, 2004 – Kilroy Realty Corporation (NYSE: KRC) today reported that it closed a $144 million private placement of unsecured six and ten-year notes that were placed with a group of six institutional investors. The first tranche totals $61 million, matures in August 2010, and bears interest at 5.72%. The second tranche totals $83 million, matures in August 2014 and bears interest at 6.45%. The blended interest rate for the $144 million private placement is 6.14%. The company will use the proceeds to repay a $74 million 8.35% debt facility and reduce its floating rate debt. J.P. Morgan Securities Inc. acted as placement agent in the transaction.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a Southern California-based real estate investment trust active in the office and industrial property sectors. For more than 50 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of California and Washington. KRC is currently active in office development and redevelopment in Los Angeles and San Diego counties. At June 30, 2004, the company owned 7.2 million square feet of commercial office space and 4.9 million square feet of industrial space. More information is available at www.kilroyrealty.com.

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